Exhibit 99.1

Grom Social Enterprises, Inc. Announces Pricing of $3.0 Million Public Offering

Boca Raton, FL – September 8, 2023 – Grom Social Enterprises, Inc. (NASDAQ: GROM; GROMW) (the “Company”), today announced the pricing of a public offering of 946,000 units (the “Units”) at a price to the public of $3.00 per Unit and approximately 54,000 pre-funded units (the “Pre-Funded Units”) at a price to the public of $2.999 per Pre-Funded Unit. Each Unit consists of one share of common stock, one Series A warrant to purchase one share of common stock and one Series B warrant to purchase one share of common stock (the Series A and Series B warrants together the “Warrants”). The Warrants will have an exercise price of $3.00 per share, are exercisable immediately upon issuance, and will expire five (5) years following the date of issuance. Each Pre-Funded Unit consists of one pre-funded warrant exercisable for one share of common stock (the “Pre-Funded Warrants”), one Series A Warrant and one Series B Warrant, identical to the Warrants in the Unit. The purchase price of each Pre-Funded Unit is equal to the price per Unit being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant is $0.001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The closing of the offering is expected to occur on or about September 12, 2023, subject to the satisfaction of customary closing conditions.

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) is acting as the sole book running manager for the offering. Lucosky Brookman LLP is acting as legal counsel to the Company and Carmel, Milazzo & Feil LLP is acting as legal counsel to EF Hutton.

The gross proceeds to the Company from the offering are expected to be approximately $3.0 million, before deducting underwriter fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include acquisitions, research and development of original content and technology, strategic partnerships, and for working capital, capital expenditures, and other general corporate purposes.

The offering is being conducted pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-273895), previously filed with the Securities and Exchange Commission (“SEC”) that was declared effective by the SEC on September 7, 2023. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Grom Social Enterprises, Inc.

Grom Social Enterprises, Inc. (NASDAQ: GROM; GROMW) is an emerging social media platform and original content provider of entertainment for children under 13, which provides safe and secure digital environments for kids that can be monitored by their parents or guardians. The Company has several operating subsidiaries, including Grom Social, which delivers its content through mobile and desktop environments (web portal and apps) that entertain children and lets them interact with friends, access relevant news, and play proprietary games while teaching them about being good digital citizens, and Curiosity Ink Media, a global media company that develops, acquires, builds, grows, and maximizes the short-, mid-, and long-term commercial potential of Kids & Family entertainment properties and associated business opportunities. The Company also owns and operates Top Draw Animation, which produces award-winning animation content for some of the largest international media companies in the world. The Company also includes Grom Educational Services, which provides web filtering for K-12 schools, government and private businesses. For more information, please visit https://gromsocial.com or for investor relations, please visit http://investors.gromsocial.com.

1

Safe Harbor Statement

This press release may contain forward-looking statements about Grom Social Enterprises, Inc. activities that are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods, and other risks set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to general stock market conditions. We have incurred and will continue to incur significant expenses in the expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long-term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time. All forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements or other information contained herein. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions, or expectations will be achieved. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances, or assumptions underlying such statements, or otherwise.

Media Contact for Grom Social Enterprises, Inc.:

Paul Ward

+1-917-593-6066

Paul@gromsocial.com

2